Exhibit 99.1

NEWS BULLETIN

RE: CLAIRE’S STORES, INC.

2400 WEST CENTRAL ROAD, HOFFMAN ESTATES, ILLINOIS 60192

CLAIRE’S STORES, INC. ANNOUNCES SELECTED PRELIMINARY, UNAUDITED FISCAL 2011

FOURTH QUARTER AND FULL YEAR RESULTS

CHICAGO, February 10, 2012. Claire’s Stores, Inc., one of the world’s leading specialty retailers of fashionable accessories and jewelry at affordable prices for young women, teens, tweens and girls ages 3 to 27, today announced selected preliminary, unaudited financial results for the fiscal 2011 fourth quarter and the fiscal year, which ended January 28, 2012.

The financial results discussed in this press release regarding selected fiscal 2011 fourth quarter results are unaudited and should be considered preliminary and subject to change. The Company does not currently expect to update this information prior to the release of its fiscal fourth quarter and fiscal 2011 financial results. The Company expects to hold its regular quarterly conference call after those results are released. The Company plans to file its 2011 Annual Report on Form 10-K on or before the due date of April 27, 2012.

Fourth Quarter Results

The Company expects to report net sales of $435 million for the 2011 fourth quarter, an increase of $13 million, or 3.1%, compared to the 2010 fourth quarter. The increase was attributable to new store sales and an increase in same store sales, partially offset by closed stores, decreases in shipments to franchisees and foreign currency translation effect of our foreign locations’ sales. Net sales would have increased 3.3% excluding the impact from foreign currency rate changes.

Consolidated same store sales increased 0.9% in the 2011 fourth quarter. In North America, same store sales increased 3.4% in the 2011 fourth quarter. In Europe, same store sales decreased 3.6% in the 2011 fourth quarter. We compute same store sales on a local currency basis, which eliminates any impact from changes in foreign exchange rates.

Adjusted EBITDA in the 2011 fourth quarter is expected to be between $102 million and $104 million, compared to $97.0 million in the 2010 fourth quarter. The Company defines Adjusted EBITDA as earnings before provision for income taxes, gain on early debt extinguishment, interest income and expense, impairment, depreciation and amortization, excluding the impact of transaction-related costs incurred in connection with its May 2007 acquisition and other non-recurring or non-cash expenses, and normalizing occupancy costs for certain rent-related adjustments. We expect to report operating income for the fiscal 2011 fourth quarter in the range of $84 million to $86 million, compared to $74.0 million in the fiscal 2010 fourth quarter. A reconciliation of operating income to Adjusted EBITDA is attached.

Fiscal 2011 Results

The Company expects to report net sales of $1,496 million for fiscal 2011, an increase of $70 million, or 4.9%, compared to Fiscal 2010. Consolidated same store sales increased 0.1% in Fiscal 2011. In North America, same store sales increased 2.8% in Fiscal 2011 while Europe same store sales decreased 4.4%.

Adjusted EBITDA in fiscal 2011 is expected to be between $274 million and $276 million, compared to $263.9 million in fiscal 2010. We expect to report operating income for fiscal 2011 in the range of $191 million to $193 million. A reconciliation of operating income to Adjusted EBITDA is attached. At January 28, 2012, cash and cash equivalents were $174 million, including restricted cash of $4 million. The Company’s Revolving Credit Facility continued to be undrawn following the March 2011 paydown from the proceeds of the Senior Secured Second Lien Notes. During fiscal 2011, the Company paid $78 million to retire $70 million of Senior Toggle Notes and $16 million of Senior Notes. In addition, during the fourth quarter of fiscal 2011, the Company also paid $55 million to retire its Euro denominated loan.

Other Data (dollars in thousands)

January 28, 2012
Total debt:
Senior secured term loan facility due 2014	$1,154,310
Senior notes due 2015	220,270
Senior toggle notes due 2015	302,190
Senior subordinated notes due 2017	259,612
Senior secured second lien notes due 2019	450,000
Obligation under capital lease	17,290

Total debt	$2,403,672

Total net debt	$2,229,298

Cash and cash equivalents	$170,024
Restricted cash	4,350

Total cash	$174,374

Inventory	$142,104
Working capital	$154,595
Capital expenditures (a)	$75,891
Net cash interest paid	$136,152

Fiscal 2011
Change in average transaction value:
Consolidated	4.0%
North America	5.4%
Europe	2.0%

Change in average number of transactions per store:
Consolidated	(3.9)%
North America	(2.3)%
Europe	(7.6)%

Average unit selling price	$6.24
Average transaction value	$15.26

Accessories penetration	53.9%
Gross profit percentage (based on midpoint of range)	51.5%

(a)	In Fiscal 2012, we currently expect to incur approximately $75.0 million of capital expenditures to open new stores, remodel existing stores and to improve technology systems.

Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under U.S. GAAP, are not intended to represent cash flow from operations under U.S. GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow from operating, investing or financing activities as a measure of liquidity. Management compensates for the limitations of using EBITDA and Adjusted EBITDA by using it only to supplement our U.S. GAAP results to provide a more complete understanding of the factors and trends affecting our business. Each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Management uses Adjusted EBITDA as an important tool to assess our operating performance. Management considers Adjusted EBITDA to be a useful measure in highlighting trends in our business and in analyzing the profitability of similar enterprises. Management believes that Adjusted EBITDA is effective, when used in conjunction with net income (loss), in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, management believes that Adjusted EBITDA provides useful information to potential investors and analysts because it provides insight into management’s evaluation of our results of operations. Our calculation of Adjusted EBITDA may not be consistent with “EBITDA” for the purpose of the covenants in the agreements governing our indebtedness.

While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet indebtedness service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Management believes that these measures provide useful information to investors.

Company Overview

Claire’s Stores, Inc. is one of the world’s leading specialty retailers of fashionable accessories and jewelry at affordable prices for young women, teens, tweens and girls ages 3 to 27. The Company operates through its two store concepts: Claire’s® Globally and Icing® in North America. As of January 28, 2012, Claire’s Stores, Inc. operated 3,071 stores in North America and Europe. The Company also franchised or licensed 381 stores in Japan, the Middle East, Turkey, Russia, Greece, Guatemala, Malta, Ukraine, Mexico and India. More information regarding Claire’s Stores is available on the Company’s corporate website at http://www.clairestores.com.

Preliminary Nature of Results

We have not yet finalized our financial results for our fiscal 2011 fourth quarter or fiscal year ended January 28, 2012. The preliminary estimated financial results described herein are unaudited and subject to revision pending the completion of the accounting and financial reporting processes necessary to complete our financial closing procedures and financial statements for our fiscal 2011 fourth quarter and fiscal year ended January 28, 2012. The foregoing preliminary estimates of our financial results were prepared by management. Management believes that such preliminary estimates have been prepared on a reasonable basis, and such preliminary estimates are based upon a number of assumptions, estimates and business decisions that are inherently subject to significant business fluctuations, economic conditions and competitive uncertainties and contingencies, many of which are beyond our control, and represent, to the best of management’s knowledge, our expected results. However, because this information is preliminary and highly subjective, it should not be relied on as indicative of our future actual results. We do not intend to update or otherwise revise the preliminary estimates to reflect future events.

Forward-looking Statements:

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending; competition; our level of indebtedness; general economic conditions; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; uncertainties generally associated with the specialty retailing business, such as decreases in mall traffic due to high gasoline prices or other general economic conditions; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; increase in our cost of merchandise; significant increases in our merchandise markdowns; inability to grow our store base in Europe or expand our international franchising operations; inability to design and implement new information systems or disruptions in adapting our information systems to allow for e-commerce sales; delays in anticipated store openings or renovations; uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final U.S. GAAP adjustments; results from any future asset impairment analysis; changes in applicable laws, rules and regulations, including changes in federal, state or local regulations governing the sale of our merchandise, particularly regulations relating to the content in our merchandise, general employment laws, including laws relating to overtime pay and employee benefits, health care laws, tax laws and import laws; product recalls; loss of key members of management; increases in the cost of labor; labor disputes; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011 filed with the SEC on April 21, 2011. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: http://www.clairestores.com.

Contact Information:

J. Per Brodin, Executive Vice President and Chief Financial Officer

Phone: (954) 433-3900, Fax: (954) 442-3999 or E-mail, investor.relations@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(UNAUDITED)

(In Millions)

	Three Months Ended January 28, 2012	Three Months Ended January 29, 2011	Twelve Months Ended January 28, 2012	Twelve Months Ended January 29, 2011
Operating income (a)	$84–86	$74.0	$191–193	$176.7
Depreciation and amortization	18	16.9	69	65.2

Reported EBITDA	102–104	90.9	260–262	241.9
– stock compensation, book to cash rent, intangible amortization (b)	(3)	3.1	2	9.9
– management fee, consulting, joint venture investment (c)	1	0.7	3	6.4
– other (d)	2	2.3	9	5.7

Adjusted EBITDA	$102–104	$97.0	$274–276	$263.9

a)	Operating income excludes the effect of any impairment charges. Fiscal 2011 includes a $3.4 million and $2.0 million gain for the three and twelve months ended January 28, 2012, respectively, to remeasure the Euro loan at the period end foreign exchange rate.

b)	Includes: non-cash stock compensation expense, net non-cash rent expense, amortization of rent free periods, the inclusion of cash landlord allowances, and the net accretion of favorable (unfavorable) lease obligations and non-cash amortization of lease rights.

c)	Includes: the management fee paid to Apollo Management and Morgan Joseph Tri-Artisan Capital Partners, non-recurring consulting expenses and non-cash equity loss from our former 50:50 joint venture (effective September 2, 2010, the Company had no ownership in this joint venture).

d)	Includes: non-cash losses on property and equipment primarily associated with the sale of our North American distribution center/office building, remodels, relocations and closures; costs, including third party charges and compensation, incurred in conjunction with the relocation of new employees; non-cash foreign exchange gains/losses resulting from intercompany transactions and remeasurements of U.S. dollar denominated cash accounts and foreign currency denominated debt of our foreign entities into their functional currency; and severance and transaction related costs. A majority of the fiscal 2011 adjustments is foreign exchange related.

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